Exhibit 3.1

CERTIFICATE OF FORMATION

OF

ATLANTIC BROADBAND FINANCE, LLC

This Certificate of Formation of Atlantic Broadband Finance, LLC (the “LLC”) has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Act (6 Del. C. § 18-201, et. seq.).

FIRST. The name of the limited liability company formed hereby is Atlantic Broadband Finance, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of this 26th day of August, 2003.

By:	/s/ Henry Rosas

Name: Title:	Henry Rosas Authorized Person